Exhibit 99.1

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

John F. Hawkins, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FIRST QUARTER 2019 EARNINGS

WASHINGTON TOWNSHIP, NJ, April 16, 2019 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2019.

Highlights for the first quarter March 31, 2019:

•

Net income available to common shareholders increased $1.5 million, or 27.9%, to $7.1 million, or $0.66 per basic common share and $0.65 per diluted common share for the first quarter of 2019, compared to net income available to common shareholders of $5.5 million, or $0.63 per basic common share and $0.53 per diluted common share, for the same period in 2018.

•	Net interest income increased 21.8% to $13.4 million for the first quarter of 2019, compared to $11.0 million for the same quarter of 2018.

The following is a recap of the significant items that impacted the first quarter March 31, 2019 period:

Interest income increased $4.8 million for the first quarter of 2019, compared to the same period in 2018 primarily due to higher loan volumes and a higher yield on loans. Interest expense increased $2.4 million for the first quarter of 2019, compared to the same period in 2018, primarily due to higher deposit volumes and rates.

The provision for loan losses increased $300,000 for the first quarter of 2019 period compared to the same periods of 2018. The increase in 2019 in the provision is primarily due to loan growth.

For the first quarter of 2019, non-interest income increased $53,000, with the increase primarily attributable to the increased fee income from loan and deposit accounts, partially offset by a decrease in gains on the sale of SBA loans.

Non-interest expense increased $265,000 for the first quarter of 2019 period compared to the same periods of 2018, primarily due to increases in compensation and occupancy costs reflecting the growth of the business.

Income tax expense increased $481,000 for the first quarter of 2019 compared to the same periods of last year. The increase in income tax expense primarily reflected increased pre-tax income in the quarter. The effective tax rate for the quarter was 24.4% compared to 24.2% for the same period in 2018.

March 31, 2019 discussion of financial condition

•	Total assets increased to $1.56 billion at March 31, 2019, from $1.47 billion at December 31, 2018, an increase of $90.8 million or 6.2%.

•	Cash and cash equivalents totaled $188.5 million at March 31, 2019 as compared to $154.5 million at December 31, 2018. The $34.0 million increase was primarily due to the increase in deposits.

•

The investment securities portfolio decreased to $31.7 million at March 31, 2019, from $32.4 million at December 31, 2018, a decrease of $698,000 or 2.2% primarily due to the payoffs of certain securities.

•	Gross loans increased to $1.30 billion at March 31, 2019, from $1.24 billion at December 31, 2018, an increase of $57.1 million or 4.6%.

•

Nonperforming loans at March 31, 2019 increased to $3.4 million, representing 0.26% of total loans receivable, an increase of $375,000, or 12.2%, from $3.1 million of nonperforming loans at December 31, 2018. OREO at March 31, 2019 was $5.2 million, an increase of $32,000 compared to $5.1 million at December 31, 2018 primarily due to loans transferred into the category. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.6% of total assets at March 31, 2019 and at December 31, 2018. Loans past due 30 to 89 days were $4.9 million at March 31, 2019, an increase of $4.6 million from December 31, 2018.

•

The allowance for loan losses was $19.8 million at March 31, 2019, as compared to $19.1 million at December 31, 2018. The ratio of the allowance for loan losses to total loans was 1.53% at March 31, 2019, and 1.54% at December 31, 2018. The ratio of allowance for loan losses to non-performing loans decreased to 575.9% at March 31, 2019, compared to 622.35% at December 31, 2018.

•

Total deposits were $1.27 billion at March 31, 2019, up from $1.18 billion at December 31, 2018, an increase of $81.4 million or 6.9% compared to December 31, 2018. The deposit growth was primarily due to the increase in time deposits.

•	Total borrowings were $118.1 million at March 31, 2019, unchanged from December 31, 2018.

•

Total shareholders’ equity increased to $159.6 million and at March 31, 2019, from $153.6 million at December 31, 2018, an increase of $6.0 million or 3.9%. Total equity increased to $161.1 million at March 31, 2019 from    $155.0 million at December 31, 2018. The increases in equities were primarily due to the retention of earnings.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“The Company has had a great start in 2019. Although there continues to be a substantial amount of market volatility, we have had strong asset growth, deposit growth and loan growth. Our loan portfolio reached $1.3 billion, which was the primary support for our assets growing to over $1.56 billion. Most important is our net income. Our first quarter net income increased 28% from the first quarter of 2018, from $5.5 million in 2018 to $7.1 million in 2019. Our growth in income was supported by our strong growth in loans and our continued tight controls of our expenses. We believe we are well positioned to take advantage of opportunities in the market.”

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company and support our profitability; our ability to prudently expand our operations in our market and in new markets; our ability to tightly control expenses; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Financial Supplement:

Table 1: Condensed Balance Sheet (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2019	2018
	(Dollars in thousands, except share data)
Assets
Cash and cash equivalents	$188,518	$154,471
Investment securities	31,693	32,391
Loans held for sale	—	419
Loans, net of unearned income	1,298,697	1,241,157
Less: Allowance for loan and lease losses	(19,810)	(19,075)

Net loans and leases	1,278,887	1,222,082
Premises and equipment, net	6,865	6,783
Bank owned life insurance (BOLI)	25,956	25,809
Other assets	26,246	25,443

Total assets	$1,558,165	$1,467,398

Liabilities

Noninterest-bearing deposits	$375,326	$360,329
Interest-bearing deposits	889,982	823,544
FHLBNY borrowings	104,650	104,650
Subordinated debentures	13,403	13,403
Other liabilities	13,689	10,476

Total liabilities	1,397,050	1,312,402

Total shareholders’ equity	159,562	153,557
Noncontrolling interest in consolidated subsidiaries	1,553	1,439

Total equity	161,115	154,996

Total liabilities and shareholders’ equity	$1,558,165	$1,467,398

Table 2: Income Statement (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

	For the Three Months Ended March 31,
	2019	2018
	(Dollars in thousands except share data)
Interest income:
Interest and fees on loans	$17,441	$13,013
Interest and dividends on investments	315	349
Interests from federal funds sold and deposits with banks	601	146

Total interest income	18,357	13,508

Interest expense:
Interest on deposits	3,963	1,953
Interest on borrowings	962	531

Total interest expense	4,925	2,484

Net interest income	13,432	11,024
Provision for loan and lease losses	700	400

Net interest income after provision for loan losses	12,732	10,624

Noninterest income:
Gain on sale of SBA loans	40	178
Loan fees	191	151
Bank owned life insurance income	147	150
Service fees on deposit accounts	381	286
Other	160	101

Total noninterest income	919	866

Noninterest expense:
Compensation and benefits	2,141	1,954
Professional services	391	374
Occupancy and equipment	471	421
Data processing	218	197
FDIC insurance and other assessments	27	77
OREO expense	75	169
Other operating expense	837	703

Total noninterest expense	4,160	3,895

Income before income tax expense	9,491	7,595
Income tax expense	2,316	1,835

Net income attributable to Company and noncontrolling interest	7,175	5,760
Net (income) loss attributable to noncontrolling interest	(114)	—

Net income attributable to Company	7,061	5,760
Preferred stock dividend and discount accretion	1	239

Net income available to common shareholders	$7,060	$5,521

Earnings per common share:
Basic	$0.66	$0.63

Diluted	$0.65	$0.53

Weighted average shares outstanding:
Basic	10,744,896	8,822,255
Diluted	10,912,164	10,908,148

Table 3: Operating Ratios

	Three months ended
	March 31,
	2019	2018
Return on average assets	1.98%	2.03%
Return on average common equity	18.25%	18.24%
Interest rate spread	3.23%	3.77%
Net interest margin	3.86%	4.03%
Efficiency ratio	28.99%	32.76%

Table 4: Asset Quality Data

	March 31,	December 31,
	2019	2018
	(Dollars in thousands except ratio data)
Allowance for loan losses	$19,810	$19,075
Allowance for loan losses to total loans	1.53%	1.54%
Allowance for loan losses to non-accrual loans	575.87%	622.35%
Non-accrual loans	3,440	3,065
OREO	5,156	5,124